Exhibit (k)(4)

Execution Version

SENIOR SECURED CREDIT AGREEMENT

by

POWERLAW CORP.,

as Borrower,

and

STIFEL BANK, as Lender,

Dated December 31, 2025

TABLE OF CONTENTS

-i-

-ii-

Section 7.11	Valuation	43
Section 7.12	Insurance	43
Section 7.13	Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws	44
Section 7.14	Notice of Certain Changes to Beneficial Ownership Certification	44
Section 7.15	Structure Chart	44

	Article 8

	NEGATIVE COVENANTS

Section 8.01	Liens	44
Section 8.02	Debt	45
Section 8.03	Distributions	45
Section 8.04	Investments	45
Section 8.05	Dispositions	45
Section 8.06	Restriction on Fundamental Changes	46
Section 8.07	Transactions with Affiliates	46
Section 8.08	Constituent Document Amendments	47
Section 8.09	Accounting Principles	47
Section 8.10	Subsidiaries	47
Section 8.11	Limitation on Managing Entities	47
Section 8.12	Sanctions-Related Negative Covenants	47

	Article 9

	EVENTS OF DEFAULT

Section 9.01	Events of Default	48
Section 9.02	Remedies	50
Section 9.03	Application of Proceeds	50

	Article 10

	[RESERVED]

	Article 11

	MISCELLANEOUS

Section 11.01	Lender Requested Appraisal	51
Section 11.02	Expenses; Indemnity; Damage Waiver	44
Section 11.03	Waivers; Amendments in Writing	53
Section 11.04	Waiver; Cumulative Remedies; Enforcement	53
Section 11.05	Notices, Etc.	53
Section 11.06	Successors and Assigns	53

-iii-

Section 11.07	Confidentiality	56
Section 11.08	Governing Law	56
Section 11.09	Choice of Forum; Consent to Service of Process	57
Section 11.10	Setoff	57
Section 11.11	[Reserved]	57
Section 11.12	Severability	57
Section 11.13	Survival of Agreements, Representations and Warranties	58
Section 11.14	Execution in Counterparts	58
Section 11.15	Complete Agreement; Third Party Beneficiaries	58
Section 11.16	No Fiduciary Duties or Partnership; Limitation of Liability, Etc.	58
Section 11.17	WAIVER OF TRIAL BY JURY	58
Section 11.18	[Reserved]	59
Section 11.19	Maximum Interest	59
Section 11.20	Judgment Currency	59
Section 11.21	Customer Identification Notice	60
Section 11.22	Payments Set Aside	60
Section 11.23	Headings	60

	LIST OF SCHEDULES

Schedule 1.01	Lender’s Lending Office; Lender Commitments; Lending Offices

Schedule 3.01	Certain Closing Documents for Closing Date

Schedule 5.02	Collateral Account

Schedule 11.05	Borrower Information for Notices

	LIST OF EXHIBITS

Exhibit A	Form of Note

Exhibit B	[Reserved]

Exhibit C	Form of Extension Request

Exhibit D	Form of Pledge Agreement

Exhibit E	Form of Compliance Certificate

Exhibit F	Form of Assignment and Assumption Agreement

Exhibit G	Form of Loan Notice

Exhibit H	ERISA Side Letter

Exhibit I-1	Form of U.S. Tax Compliance Certificate

Exhibit I-2	Form of U.S. Tax Compliance Certificate

Exhibit I-3	Form of U.S. Tax Compliance Certificate

Exhibit I-4	Form of U.S. Tax Compliance Certificate

-iv-

SENIOR SECURED CREDIT AGREEMENT

THIS SENIOR SECURED CREDIT AGREEMENT (together with all amendments and modifications hereof and supplements and attachments hereto, this “Agreement”) is dated as of December 31, 2025 by and among (i) POWERLAW CORP., a Maryland Corporation, as the borrower (the “Borrower”), and (ii) STIFEL BANK, as the lender (the “Lender”).

A.       The Borrower has requested that Lender make Loans for the purposes set forth herein and as permitted under the Constituent Documents (as defined below) of the Borrower; and

B.       The Lender is willing to lend funds upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

Article 1

Definitions and Related Matters

Section 1.01        Definitions. The following terms with initial capital letters have the following meanings:

“Account Bank” means U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota.

“Account Control Agreement” means, with respect to any deposit account or securities account maintained by the Borrower, an account control agreement, as may be amended, restated, amended and restated, modified or supplemented from time to time, in form and substance reasonably acceptable to the Lender, executed by the Borrower, the Lender and the Account Bank.

“Adjustment Event” means any of the following with respect to a Portfolio Investment: (a) a material deterioration in the creditworthiness or financial condition of such Portfolio Investment or its applicable Portfolio Company; (b) an observable market pricing event occurs with respect to such Portfolio Investment or its applicable Portfolio Company, including without limitation any secondary sale, equity capital raise or debt capital raise; and (c) any other event materially impacting the reliability of reported valuations of such Portfolio Investment or its applicable Portfolio Company, either with respect to such Portfolio Investment or its applicable Portfolio Company specifically or with respect to broader market, investment or industry valuations generally, in each case as reasonably determined by the Lender.

“Affiliate” of any Person means any other Person (whether or not existing as of the Closing Date) that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person. For the avoidance of doubt, no Persons that are “portfolio investments” of the Borrower or any fund affiliates with Manager shall be deemed an Affiliate of the Borrower, Manager or any other Person for purposes of this Credit Agreement solely as a result of their status as a “portfolio investment” thereof.

“Affiliated Intermediate Vehicle” means each of PowerLaw10, LP and Verbal Ventures, LP.

“Agreement” is defined in the Preamble and includes all Schedules, Exhibits and attachments thereto, together with all amendments, modifications, restatements and supplements hereof and thereof made in accordance with the terms hereof.

“Agreement Currency” is defined in Section 11.20.

“Alternate Base Rate” means, for any day, the rate of interest charged by the Lender (as determined by the Lender in good faith) in connection with extensions of credit to similarly situated debtors; provided that if such rate is less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the rate of interest charged by the Lender (as determined by the Lender in good faith) in connection with extensions of credit to similarly situated debtors shall be effective from and including the effective date of such change.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (ii) any other applicable anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, intergovernmental agreements, statutes, laws (including common law) and legally binding rules, regulations, ordinances, codes and interpretations of any Governmental Authority, (b) Governmental Approvals, and (c) orders, decisions, judgments, awards and decrees of any Governmental Authority.

“Applicable Margin” means 1.00% per annum.

“Assignee” is defined in Section 11.06(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by the Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.06), in substantially the form of Exhibit F hereto.

“Bank Group” is defined in Section 11.07.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form agreed to by the Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” is defined in Section 7.09.

“Borrower” is defined in the Preamble, and includes any successors thereto.

“Borrower Pledge Restriction” means any pledge restriction, transfer restriction or “change of control” or similar provision (however described) that (a) prohibits the direct or indirect grant by the Borrower and/or enforcement by the Lender of the Liens contemplated by the Pledge Agreement, (b) allows any Person to declare the Borrower or any Intermediate Vehicle in default under the terms of any investment agreement, shareholder agreement, constituent document or other agreement governing the terms of a Portfolio Investment as a result of such pledge and/or enforcement or (c) that could otherwise reasonably be expected to have a material adverse effect on the Liens contemplated by the Pledge Agreement or the value of the pledged collateral (including as a result of any write-down or mandatory transfer consequence) or otherwise prevent the realization of the Collateral contemplated by the Pledge Agreement; provided that such restriction or provision shall not be deemed a Borrower Pledge Restriction if the Borrower or the applicable Intermediate Vehicle has obtained and maintained the effectiveness of any waivers of or consents required by the terms of such restriction or provision. Notwithstanding the foregoing, none of the following shall be deemed to constitute a Borrower Pledge Restriction: (i) any “tag along”, “drag along” or similar rights of minority investors, (ii) any requirement that an equity holder in an Portfolio Company become party to the Constituent Documents thereof, (iii) any customary minority investor protections contained in the Constituent Documents of such Portfolio Company not entered into in contemplation of the Liens on the Collateral created by the Pledge Agreement or (iv) any “change of control” or similar provision contained in any credit facility of any Portfolio Company or its Subsidiaries that is permitted hereunder.

“Borrower’s Proportionate Share” means with respect to any Portfolio Investment that is owned indirectly by the Borrower through an Intermediate Vehicle, the portion of such Portfolio Investment attributable to the direct or indirect ownership interest of the Borrower in such Intermediate Vehicle. For the avoidance of doubt, with respect to any Portfolio Investment that is 100% owned directly by the Borrower, the Borrower’s Proportionate Share of such Portfolio Investment shall be 100%.

“Borrowing” means a borrowing consisting of simultaneous Loans made by the Lender pursuant to Section 2.01; “Borrowings” means the plural thereof.

“Borrowing Base” means, as of any date, the Borrower’s Proportionate Share of the Fair Market Value of the Eligible Investments, as adjusted to account for any reduction resulting from the application of the Concentration Limit, and otherwise in accordance with the terms hereof.

“Borrowing Base Certificate” is defined in Section 7.01(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York.

“Cash” means any cash denominated in Dollars.

“Cash Control Event” means the occurrence and continuance of any Default with respect to Sections 9.01(a), (f) or (g) or a Max LTV Breach or any Event of Default.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the Manager (or any of its Affiliates) shall cease to be the investment advisor of the Borrower or (b) Peter Smith, Michael Dinsdale, and Benjamin Black shall, collectively, cease to own at least 25% of the equity interests in the Manager.

“Closing Date” means December 31, 2025, subject to all conditions set forth in Section 3.01 having been satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” is defined in Section 5.01.

“Collateral Account” is defined in Section 5.01.

“Collateral Documents” means an Account Control Agreement for the Collateral Account, the Pledge Agreement and each other instrument or agreement executed and delivered by the Borrower granting a Lien to the Lender in assets described therein as collateral security for the Obligations.

“Commitment” means the Lender’s commitment to make Loans to the Borrower in an amount in the aggregate not to exceed the amount set forth opposite the Lender’s name on Schedule 1.01.

“Commitment Amount” means $20,000,000 on the Closing Date, which may be increased from time to time pursuant to the terms hereof.

“Commitment Period” means the period from the Closing Date through and including the Facility Termination Date.

“Compliance Certificate” is defined in Section 7.01(c).

“Concentration Limit” means, with respect to any single Portfolio Investment, 25% of the Borrowing Base. The portion, if any, of any single Portfolio Investment that would, prior to giving effect to any reduction in accordance with this sentence, be in excess of the above Concentration Limit shall be excluded from any calculation of the Borrowing Base.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Document” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation and any agreement, instrument, certificate filing or notice with respect thereto filed in connection with its registration and/or formation with the secretary of state or other department in the state, territory or other applicable jurisdiction of its registration and/or formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation or certificate of registration and its operating agreement or limited liability company agreement; (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws; and (d) in the case of an exempted company, the certificate of incorporation and memorandum and articles of association.

“Contingent Obligation” means, as to any Person, (a) any obligation, direct or indirect, contingent or otherwise, of such Person (i) with respect to the payment of any Debt or other obligation of another Person, to guarantee of such Debt or other obligation, (ii) to maintain the net worth, solvency or financial condition of another Person, (iii) otherwise to assure or hold harmless the holders of Debt or any other obligation of another Person against loss in respect thereof, or (iv) to contribute capital to another Person, or (b) any Derivative Agreement of such Person. Notwithstanding the foregoing, the obligations of any Person with respect to any Portfolio Investments (including any related capital commitments) shall not be considered a “Contingent Obligation” of such Person.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any agreement or other instrument (other than a Loan Document) to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interest or by contract or otherwise.

“Debt” means, with respect to any Person, without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business that are (x) not overdue by more than ninety (90) days or (y) not reflected as a liability on the financial statements of such Person; (d) all obligations under capitalized leases; (e) all Debt of others secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed (provided that if such Debt is made expressly non-recourse or limited in recourse to the assets of such Person securing such Debt, the amount of such Debt shall be deemed to be the lesser of the face amount of such Debt and the fair market value of the assets of such Person subject to such Lien); (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (g) all Contingent Obligations; (h) all obligations under facilities for the discount or sale of receivables; and (i) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the date of determination. The maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on the relevant date of determination; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, and all relevant statutes and laws under any applicable jurisdiction, as are in effect from time to time during the term of the Loans.

“Default” means any condition or event that, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means on any day the lesser of: (a) the applicable interest rate for such outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Alternate Base Rate plus the Applicable Margin) plus two percent (2%); and (b) the Maximum Rate.

“Derivative Agreement” means, for any Person, an agreement related to (a) a transaction which is (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made or (b) any combination of the foregoing transactions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the entry into a binding commitment to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, no Investment in cash or cash equivalents in the ordinary course of business will be deemed a Disposition.

“Dispute Valuation” is defined in Section 11.01(b).

“Disqualified Stock” of any Person means any Equity Interests of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date, (b) is or becomes convertible into or exchangeable for (i) any Debt (including any debt securities) or (ii) any Equity Interests that would otherwise constitute Disqualified Stock, in each case, at any time on or prior to the date that is ninety-one (91) days following the Stated Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the Stated Maturity Date, in each case, except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans.

“Distribution” means any dividend, distribution or payment (excluding payments in kind or in Equity Interests that are not Disqualified Stock), direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding on account of any such Equity Interests.

“Dollars” and “$” means lawful money of the United States of America.

“Eligible Intermediate Vehicle” means, as of any date, an Intermediate Vehicle: (a) that is not then subject to, in the reasonable judgement of the Lender, any Intermediate Vehicle MAE Event; (b) the Equity Interests of which are not then subject to any security interest, Lien or other encumbrance; (c) that has not incurred any Debt; and (d) the Constituent Documents of which have substantially the same form and substance as the applicable Constituent Documents provided to the Lender in satisfaction of Section 3.01(a) or are otherwise in form and substance reasonably acceptable to the Lender. For the avoidance of doubt, each Eligible Intermediate Vehicle as of the Closing Date is set forth on the Borrowing Base Certificate delivered by the Borrower on the Closing Date. Following the Closing Date, Eligible Intermediate Vehicles may be included as “Eligible Intermediate Vehicles” in subsequent Borrowing Base Certificates delivered by the Borrower once approved as an “Eligible Intermediate Vehicle” by the Lender in its sole discretion in accordance with the terms hereof.

“Eligible Investment” means each investment (a) that is (and continues to be) a Portfolio Investment consisting of an Equity Interest that is owned by the Borrower (whether directly or indirectly as a result of such Borrower’s direct and indirect investment in one or more Eligible Intermediate Vehicles, if applicable) and that is set forth as an “Eligible Investment” on the Borrowing Base Certificate delivered by the Borrower on the Closing Date or that is included as an “Eligible Investment” on subsequent Borrowing Base Certificates delivered by the Borrower from time to time and, with respect to Portfolio Investments acquired by the Borrower after the Closing Date, approved as an “Eligible Investment” by the Lender in its sole discretion, (b) that is either (x) subject to a valid and perfected security interest in favor of the Lender or (y) owned by an Eligible Intermediate Vehicle that is subject to a valid and perfected security interest in favor of the Lender, (c) for which the Borrower has delivered to the Lender evidence reasonably satisfactory to the Lender that such Portfolio Investment is owned by the Borrower (directly or indirectly through one or more Eligible Intermediate Vehicles, if applicable), (d) for which valuation reports and annual audited and quarterly unaudited financial statements of the type described in Sections 7.01(e) and (f) have been delivered to the Lender, (e) that is not subject to any Material Investment Event (unless otherwise agreed by the Lender in its sole discretion), and (f) that is not subject to any Borrower Pledge Restriction.

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Equity Interests” means, with respect to any Person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity interests of such Person, including without limitation partnership interests, limited partnership interests, general partnership interests or membership interests, whether common or preferred and whether voting or non-voting or any other “equity security” (as such term is defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended), and (b) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” is defined in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, the Lender’s Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) the Lender acquires such interest in the Loan or Commitment; or (ii) the Lender changes its Lender’s Lending Office, except in each case to the extent that, pursuant to Section 2.09(a) or Section 2.09(c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lender’s Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extension Date” is defined in Section 2.14(b).

“Extension Request” means a written request by the Borrower substantially in the form of Exhibit C to extend the then-applicable Stated Maturity Date.

“Facility” means the revolving loan facility provided by the Lender to the Borrower pursuant to this Agreement.

“Facility Termination Date” means the earlier of: (a) the Stated Maturity Date and (b) the date upon which the Lender declares the Obligations due and payable during the continuance of an Event of Default.

“Fair Market Value” means, as of any date of determination, with respect to any Portfolio Investment, the lesser of (a) the most recent fair market value of such asset or property as determined in good faith by the Borrower pursuant to an Internal Valuation and as set forth in the most recently delivered Borrowing Base Certificate and (b) the valuation, if any, provided by a Third Party Valuation Agent as contemplated by Section 11.01 subject to the dispute resolution provisions set forth in Section 11.01(b), in each case, subject, without double counting, to any adjustments applied by the Lender in respect of any Adjustment Event with respect to the Portfolio Investment (which adjustment may be based upon a valuation by a Third Party Valuation Agent if requested by the Lender and which may result in a reduction of up to 100% of the Fair Market Value of the Portfolio Investment as determined by the Lender) or other adjustment applied by the Lender with respect to any equity contributions made to or distributions made from the Portfolio Investment subsequent to such Internal Valuation or valuation provided by a Third Party Valuation Agent (if any), as applicable. If the Internal Valuation or the valuation provided by a Third Party Valuation Agent has not been provided in accordance with the terms of this Agreement, the Lender may determine the Fair Market Value of the relevant Portfolio Investment in its reasonable discretion (which may be zero) until such Internal Valuation or valuation of a Third Party Valuation Agent has been provided in accordance with the terms of this Agreement. If the value of any Portfolio Investment is reported in a currency other than Dollars, then for purposes of determining the Fair Market Value of such Portfolio Investment, the currency of such Portfolio Investment shall be promptly converted into Dollars and reported in accordance with the usual and customary policies and procedures of the Borrower. For the avoidance of doubt, the valuation in clause (b) shall refer to the midpoint of ranges (if any) listed in the report of such Third Party Valuation Agent. Notwithstanding the foregoing, the Fair Market Value of the Portfolio Investments as of the Closing Date shall be as set forth on the Borrowing Base Certificate delivered by the Borrower on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, guidance notes, rules or official administrative practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code and analogous provisions of non-U.S. law.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fiscal Quarter” or “fiscal quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower, which shall be the twelve (12) month period ending on December 31 in each year.

“Floor” means 4.00% per annum.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” shall have the meaning attributed thereto in Section 2.01(a).

“GAAP” means generally accepted accounting principles as in effect in the United States of America on the Closing Date, provided that for purposes of the financial statements required to be delivered pursuant to Section 7.01, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, territorial, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.02(b).

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution or similar proceeding.

“Interest Payment Date” means with respect to each Loan, the earlier to occur of (a) the Loan Maturity Date and (b) the Stated Maturity Date.

“Intermediate Vehicle” means each entity through which the Borrower indirectly owns a beneficial interest in a Portfolio Investment, in each case, as set forth on the Borrowing Base Certificate delivered by the Borrower on the Closing Date (as may be updated and supplemented by the Borrower from time to time in accordance with the terms hereof).

“Intermediate Vehicle MAE Event” means, with respect to any Intermediate Vehicle, the occurrence of: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of such Intermediate Vehicle; (b) such Intermediate Vehicle failing to be Solvent; or (c) the commencement of any proceeding under a Debtor Relief Law with respect to such Intermediate Vehicle if such proceeding would result in an Event of Default under Section 9.01(f) or (g) (treating such Intermediate Vehicle as if it were subject to Section 9.01(f) or (g)).

“Internal Valuation” is defined in Section 7.11.

“Investment” means, as applied to any Person, (a) any direct or indirect acquisition by that Person of securities or partnership interests or other interest of any other Person, or all or any substantial part of the business or assets of any other Person, and (b) any direct or indirect loan, advance or capital contribution by that Person to any other Person.

“Investment Advisory Agreement” mean, the Investment Advisory Agreement dated as of September 16, 2025 by and between Manager and the Borrower.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investor” means, with respect to the Borrower, from time to time, each Person party to the Borrower’s Constituent Documents as a limited partner, as listed as such in the books and records of the Borrower.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” is defined in Section 11.20.

“Lender” is defined in the Preamble and includes any successor thereto.

“Lender’s Lending Office” means the office, branch or Affiliate of the Lender identified in Schedule 1.01 or such other office, branch or Affiliate as the Lender may hereafter designate as by notice to the Borrower.

“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

“Loan Documents” means, collectively, this Agreement, any Notes, the Collateral Documents, the Fee Letter and any other agreement, instrument or other writing executed and delivered to the Lender by the Borrower in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.

“Loan Maturity Date” means, with respect to each Loan, the thirtieth day after the making of such Loan, unless such day is not a Business Day in which case the Loan Maturity Date shall be the next succeeding Business Day.

“Loan Notice” shall have the meaning attributed thereto in Section 2.01(a).

“Loan to Value Ratio” or “LTV” means the ratio of (a) the Principal Obligations to (b) the Borrowing Base.

“Loans” means the loans made or to be made by the Lender to the Borrower pursuant to the terms and conditions of this Agreement.

“Manager” means Akkadian CEF Manager, LLC, in its capacity as the investment advisor to the Borrower.

“Managing Entity” means, in respect of any Person, any sponsor, general partner, managing member, investment manager, manager or other Person acting in a similar capacity with respect to such Person, if applicable. The Managing Entity of the Borrower is the Manager and the Managing Entity of each Portfolio Company is listed on the Borrowing Base Certificate delivered by the Borrower on the Closing Date (as may be updated and supplemented by the Borrower from time to time in accordance with the terms hereof).

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended from time to time.

“Margin Stock” means “margin stock” as defined in the Margin Regulations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower, taken as a whole; (b) any material adverse effect upon the validity, performance or enforceability against the Borrower with respect to the Loan Documents, taken as a whole; (c) any material adverse effect on the ability of the Borrower to fulfill its obligations under any Loan Document or (d) any material adverse effect on the ability of the Lender to exercise its rights and remedies under any Loan Document.

“Material Amendment” is defined in Section 8.08(a).

“Material Investment Event” means any of the following with respect to a Portfolio Investment: (a) the applicable Portfolio Company has become subject to an event described in Sections 9.01(f), (g) or (m) (treating such Portfolio Company as if it were subject to Sections 9.01(f), (g) or (m), as applicable); (b) the applicable Portfolio Company has become subject to an event described in Sections 9.01(i) or (l) (treating such Portfolio Company as if it were subject to Sections 9.01(i) or (l), as applicable, and with a “Threshold Amount” equal to $250,000); (c) the applicable Portfolio Company has become subject to (i) Sanctions, (ii) any nationalization or takeover by a governmental or regulatory authority, or any governmental or regulatory investigation or proceeding or (iii) any other legal restrictions, in each case that could reasonably be expected to have a material adverse effect on the value of such Portfolio Investment; and (d) the applicable Portfolio Company has become the subject of an initial public offering.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Max LTV” means 13.33%.

“Max LTV Breach” is defined in Section 2.05(b).

“Multiemployer Plan” means, at any time, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Net Investment Proceeds” means (a) the cash proceeds of the Disposition, realization or Distributions of any Portfolio Investment minus (b) the sum of (i) all fees, Taxes and expenses paid or payable by the Borrower in the ordinary course of business in respect of such transaction and (ii) only if no Cash Control Event has occurred and is continuing, the management fees paid or payable by the Borrower to the Manager pursuant to the Investment Advisory Agreement.

“New Valuation” is defined in Section 11.01(b).

“Note” means each Note made by the Borrower payable to the Lender in substantially the form of Exhibit A, as amended from time to time.

“Obligations” means all present and future obligations and liabilities of the Borrower of every type and description arising under the Loan Documents (or as provided therein, arising in connection therewith) due or to become due to the Lender, or any other Person entitled to indemnification under the Loan Documents, whether for principal, interest, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint, several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(b)).

“Participant” is defined in Section 11.06(e).

“Participant Register” is defined in Section 11.06(e).

“Permitted Debt” means:

(a)       the Obligations;

(b)       Debt (other than indebtedness for borrowed money) constituting Contractual Obligations (1) incurred in the ordinary course of business and (2) permitted to be incurred in accordance with the Borrower’s Constituent Documents,

(c)       Debt to the Account Bank  incurred for the purposes of clearing and settling transactions; and

(d)       Unpaid management fees and declared, but unpaid dividends or distributions, to the extent (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with the Borrower’s Constituent Documents and (3) with respect to dividends or distributions, permitted pursuant to Section 8.03.

“Permitted Liens” is defined in Section 8.01.

“Person” means any individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date by and among the Lender and the Borrower pledging the Collateral in favor of the Lender, substantially in the form of Exhibit D hereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Portfolio” means, collectively, all of the Portfolio Investments.

“Portfolio Company” means each company in which the Borrower or an Intermediate Vehicle directly holds an Equity Interest as a result of a Portfolio Investment, together with its Subsidiaries. Each Portfolio Company shall be listed on the Borrowing Base Certificate delivered by the Borrower on the Closing Date (as may be updated and supplemented by the Borrower from time to time in accordance with the terms hereof).

“Portfolio Investment” means any Equity Interests owned by the Borrower or Intermediate Vehicle in a Portfolio Company. Each Portfolio Investment shall be listed on the Borrowing Base Certificate delivered by the Borrower on the Closing Date (as may be updated and supplemented by the Borrower from time to time in accordance with the terms hereof).

“Preamble” means the preamble to this agreement.

“Prime Rate” means, on any day, the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective; provided that if such rate is less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“Principal Obligations” means, at any time, the aggregate outstanding principal amount of all Loans.

“Proceeds” means the cash proceeds of the Disposition, realization or Distributions of any Portfolio Investment.

“Projections” is defined in Section 4.10(a).

“Recipient” means the Lender.

“Register” is defined in Section 11.06(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Repayment Cutoff Date” is defined in Section 2.05(b).

“Repayment Plan” is defined in Section 2.05(b).

“Required Distributions” means distributions in an amount required to allow the Borrower to avoid the imposition of any entity-level tax, qualify as a registered investment company and/or maintain registered investment company status.

“Responsible Officer” means any director, managing director, chief executive officer, president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer or controller of a Person or a general partner or manager of a Person. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or Intermediate Vehicle (as applicable) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or Intermediate Vehicle (as applicable), and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or Intermediate Vehicle (as applicable).

“Sanctioned Person” means any individual, entity, group, sector, territory or country that is the subject or target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Person.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower or its Subsidiaries.

“Similar Law” means any law, rule or regulation that is substantially similar to Section 406 of ERISA and/or Section 4975 of the Code.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means December 31, 2027, subject to Borrowers’ extension of such date under Section 2.14.

“Subordinated Claims” is defined in Section 5.04.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of the total voting power of the Equity Interests entitled to vote in the election of the board of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such first Person or (b) such first Person has effective Control, by contract or otherwise, over such other Person.

“Swap Obligation” means the obligations of the Borrower in respect of any Swap Contract. A “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. At any time the amount of such obligations shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Valuation Agent” means a third party nationally recognized advisory firm identified by or acceptable to each of the Lender and the Borrower (each acting in its reasonable discretion); provided, however, that in the event the Lender and the Borrower do not agree on an advisory firm pursuant to the preceding language, the “Third Party Valuation Agent” shall be a third party nationally recognized advisory firm identified by the Lender.

“Threshold Amount” means $250,000.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 11.26.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.09(e)(ii)(B)(3).

“Valuation Policy” means, as applicable, (x) the investment policy of the Borrower relating to the Portfolio Investments and (y) the valuation policies of the Borrower relating to the Portfolio Investments applied in a manner consistent with past practice.

“Withholding Agent” means the Borrower and the Lender, as applicable.

“Write-Down” is defined in Section 7.11.

“Write-Down Valuation” is defined in Section 7.11.

Section 1.02        Related Matters.

(a)         Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Schedules and the Exhibits) and not to any particular provision of this Agreement. Article, section, subsection, exhibit, schedule and preamble references in this Agreement are to this Agreement unless otherwise specified. Any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or other modifications set forth herein). References in this Agreement to any agreement, instrument, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

(b)          Determination. Any determination or calculation contemplated by this Agreement that is made by the Lender shall be conclusive in the absence of demonstrable error. References in this Agreement to any “determination” by the Lender include good faith estimates by the Lender (in the case of quantitative determinations), and good faith beliefs by the Lender (in the case of qualitative determinations).

(c)         Other Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), (i) all non-capitalized terms defined in Article 8 or 9 of the Uniform Commercial Code, as in effect in the State of New York from time to time, are used herein as so defined and (ii) all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made, in each case, in accordance with GAAP and (iii) all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (with respect to non-audited financial statements, subject to the absence of footnotes and normal year-end adjustments). Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (e.g., any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall be accounted for as an operating lease (and not as a capital lease) for purposes of any such ratio or requirement regardless of any change in GAAP until such time that the parties amend such ratio or requirement to preserve the original intent thereof in light of the change in GAAP).

(d)          Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Article 2

Amount and Terms of The Credit Facility

Section 2.01        Loans.

(a)          Loans. The Borrower may request Loans from time to time up to four times in any calendar year, during the Commitment Period in an amount not to exceed the amount of the remaining Commitment of the Lender at such time, in each case, by delivery of an irrevocable written loan notice (the “Loan Notice”) which shall be furnished to Lender no later than 12:00 p.m. (New York time), at least one (1) Business Day prior to the requested date of Borrowing (or such shorter period as permitted by the Lender in its sole discretion, but not later than 12:00 p.m. (New York time) on the proposed Funding Date). Each Loan Notice shall be signed by a Responsible Officer of the Borrower in the form of Exhibit G and shall specify: (i) the requested date of the Borrowing (which shall be a Business Day) (the actual date of the Borrowing, the “Funding Date”), (ii) the principal amount of the Loan to be borrowed, and (iii) a calculation of the Borrowing Base and the Loan to Value Ratio (in each case after giving effect to the requested Borrowing), which Loan to Value Ratio shall not exceed the Max LTV. In no event shall the Lender be required to fund any Loan if, after giving effect thereto, the aggregate outstanding principal amount of the Loans would exceed the Lender’s Commitment. If any Loan Notice is received by the Lender after 12:00 p.m. (New York time) or on a day that is not a Business Day, such Loan Notice may be deemed to be received by the Lender at 9:00 a.m. (New York time) on the next Business Day.

(b)        Revolving Facility. The facility represented by this Agreement is a revolving facility and, subject to the terms of this Agreement, the Borrower may borrow, repay and re-borrow Loans during the Commitment Period.

(c)        Funding. On each Funding Date, not later than 12:00 p.m. (New York time) or such later time as may be agreed to by the Borrower and Lender, and subject to and upon satisfaction of the applicable conditions set forth in Article 3, the Lender will make the Loan, as applicable, on such Funding Date, provided that at no time shall the Principal Obligations exceed the Commitment Amount. Each Loan shall be funded into the Collateral Account.

Section 2.02        Use of Proceeds. (a) The proceeds of the Loans shall be used by the Borrower (i) to make capital contributions in respect of Portfolio Investments, (ii) to make Portfolio Investments, (iii) to make Required Distributions to its Investors and (iv) for other working capital purposes, in each case to the extent permitted under the Constituent Documents of the Borrower and in compliance with the Investment Company Act, as applicable. In no event shall proceeds of the Loans be used to pay management fees to the Manager.

(b)          No part of the proceeds of the Loans shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations.

(c)          The Lender shall not have any liability, obligation, or responsibility whatsoever with respect to the use of the proceeds of the Loans, and the Lender shall not be obligated to determine whether or not the use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of the Borrower. Nothing, including, without limitation, any Borrowing, any continuation thereof, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lender as to whether any Investment is permitted by the terms of the Constituent Documents of the Borrower.

Section 2.03        Interest; Fees. (a)  Interest Rate.

(i)           Interest Rate. Subject to the provisions of clause (ii) below and Section 2.07, each Loan shall bear interest on the Principal Obligation at a rate per annum equal to the Prime Rate, as of the date of funding of such Loan plus the Applicable Margin. Accrued interest on Loans shall be payable in arrears on each Loan Maturity Date or when the Loans shall otherwise become due (whether at maturity, by reason of prepayment, acceleration or otherwise).

(ii)          Overdue Amounts. (A)  While any Event of Default exists or if a Max LTV Breach has occurred and is continuing, at the election of the Lender, the Principal Obligations and each other amount payable by the Borrower under any Loan Document shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default or Max LTV Breach until such Event of Default or Max LTV Breach is cured or is waived.

(b)          Payment of Interest.

(i)           Interest. Interest on a Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Lender, consistent with the provisions of this Section 2.03. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received by Lender.

(ii)         Interest Payment Dates; Capitalization. Accrued and unpaid interest (A) on the Obligations shall be due and payable in arrears on each Interest Payment Date and (B) on any Obligation of the Borrower hereunder on which the Borrower is in default shall be due and payable at any time and from time to time upon demand by the Lender. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)         Determination of Rate. The Lender shall promptly upon request notify the Borrower of the interest rate applicable to any Loan after determination of such interest rate. The determination of the applicable interest rate by Lender shall be conclusive in the absence of manifest error.

(d)         Computations of Interest and Fees. All computations of fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). All computations of interest shall be made on the basis of a 365-day year and actual days elapsed. Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.04, bear interest for one day.

(e)          Upfront Fee. The Borrower shall pay to the Lender, as compensation for the Facility, an upfront fee in an amount equal to the product of the Commitment Amount and one-hundred basis points (1.00%). Such fee shall be payable in cash on the Closing Date.

(f)          Commitment Fee. The Borrower shall pay to the Lender a commitment fee on the undrawn portion of the Lender’s Commitment, for each 12-month (or portion thereof) from and including the Closing Date to, but excluding the earlier of the date the Commitments are terminated or the Stated Maturity Date, in an amount equal to the product of (i) the difference between the average Commitment Amount and the average daily balance of the Principal Obligations during the relevant period, (ii) twenty-five basis points (0.25%) per annum, (iii) the number of days in the relevant period and (iv) 1/360. Such fee shall be payable in cash in arrears on each Extension Date, in each case for the period then ending for which the commitment fee shall not have previously been paid.

(g)         Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, the Alternate Base Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Prime Rate or any other applicable rate prior to its discontinuance or unavailability. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, the Alternate Base Rate, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Prime Rate, the Alternate Base Rate or any other applicable rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, the Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.04        Notes; Payment of Obligations.

(a)         Notes. The Lender may request that its Loans to the Borrower hereunder shall be evidenced by promissory notes of the Borrower. Such requested Note shall be: (i) payable to the Lender; (ii) bear interest in accordance with Section 2.03; (iii) be in the form of Exhibit A attached hereto (with blanks appropriately completed in conformity herewith); and (iv) be made by the Borrower. Notwithstanding the foregoing, the Lender may request that the Borrower issue a new or replacement Note, and in such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the Lender or a replacement Note in accordance with the terms and in the form heretofore provided.

(b)          Maturity. Each Loan shall mature, and the Borrower irrevocably agrees to pay the Principal Obligations thereof, together with accrued and unpaid interest thereon, and all accrued fees and other amounts due and payable thereon on the earlier to occur of (a) the applicable Loan Maturity Date and (b) the Facility Termination Date.

(c)          Payments Generally. All payments of principal of and interest on the Obligations under this Agreement by the Borrower to or for the account of the Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by the Borrower. Except as otherwise expressly provided herein, any and all payments by the Borrower hereunder shall be made to the Lender at Lender’s Lending Office in Dollars not later than 1:00 p.m. (New York time) on the applicable dates specified herein.

(d)          Location of Payments. Without limiting the generality of the foregoing, the Lender shall require that any payments due under this Agreement be made in the United States. Funds received after 1:00 p.m. (New York time) may be treated for all purposes as having been received by the Lender on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 2.05        Prepayments.

(a)         Optional Prepayments. (i)  The Borrower may, upon written notice to the Lender, at any time or from time to time voluntarily prepay Loans (which prepayment date shall be a Business Day not less than one (1) Business Day after the date of such notice if the Lender receives such notice by 3:00 p.m. (New York time)) in whole or in part without premium or penalty. Any prepayment notice provided pursuant to this Section 2.05(a) shall specify the date and amount of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts specified herein or required pursuant to Section 2.10.

(b)         Max LTV Breach. If, on any day, the Loan to Value Ratio on such date is greater than the Max LTV (including, as a result of the reduction in the Fair Market Value of an Eligible Investment, a Material Investment Event, application of the Concentration Limit, a change in the status of an Eligible Investment or an Eligible Intermediate Vehicle or a complete or partial sale or realization of an Eligible Investment) (a “Max LTV Breach”), then in each case the Borrower shall be required to apply all Net Investment Proceeds received by the Borrower to repay the Loans, and the Borrower shall provide a plan acceptable to the Lender in its sole discretion (the “Repayment Plan”) within thirty (30) days (which may involve engagement of a nationally recognized appraiser or investment banking firm to conduct a sale of assets, a recapitalization of the Borrower or other measures) that is reasonably likely to result in a repayment of the Facility in a sufficient amount to reduce the Loan to Value Ratio below the Max LTV within one hundred twenty (120) days (the “Repayment Cutoff Date”). The Repayment Plan shall not be amended or modified without the prior written approval of the Lender in its sole discretion, and such Repayment Plan must remain in place at all times until the earlier of (a) the Repayment Cutoff Date and (b) the date the Loan to Value Ratio is reduced below the Max LTV.

Section 2.06        Manner of Payment.  Except as otherwise expressly provided, the Borrower shall make each payment under the Loan Documents to the Lender in Dollars and in immediately available funds, without any deduction whatsoever, including any deduction for any setoff, recoupment, counterclaim or Taxes (other than Excluded Taxes) except as required by Applicable Laws, at Lender’s Lending Office not later than 1:00 p.m. (New York time) on the due date thereof, in accordance with Sections 2.04(c) and 2.04(d). Subject to Section 11.10, following the occurrence and during the continuance of an Event of Default, the Lender shall have the right, at any time, to charge any account of the Borrower maintained with the Lender for the amount of any payment due by the Borrower under the Loan Documents or to deduct the amount of any such payment from any remittance due to the Borrower hereunder. Delivery shall be made in accordance with the written instructions satisfactory to the Lender.

Section 2.07        Increased Costs Generally.

(a)          Change in Law. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)         subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on the Lender or any relevant financial market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Lending Office or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.08        Mandatory Suspension of Loans.

(a)         Illegality. If the Lender determines, reasonably and in good faith, that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Lending Office to make, maintain or continue the Loans, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars, on notice thereof by the Lender to the Borrower: any obligation of the Lender to make, maintain, convert or continue the affected Loans shall be suspended. The Lender agrees to designate a different Lender’s Lending Office and take such other reasonable action if such designation or action will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be disadvantageous to the Lender. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay such Loans on the Loan Maturity Date therefor, if the Lender may lawfully continue to maintain such Loans to such day, or, if the Lender may not lawfully continue to maintain Loans, immediately. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

(b)          Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a Loan that: (i) adequate and reasonable means do not exist for determining the Prime Rate with respect to a proposed Loan; (ii) the Lender or the Lender’s Lending Office is prohibited from making, maintaining or continuing the Loans or charging interest rates based upon the Prime Rate; or (iii) the Prime Rate with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter: (x) the obligation of the Lender to make or maintain such Loans based on the Prime Rate shall be suspended, and (y) interest shall accrue daily on the Loans at a rate equal to the Alternate Base Rate plus the Applicable Margin, in each case until the Lender revokes such notice, whereupon interest on such Loan shall again be determined in accordance with the provisions of Section 2.03 commencing on the first day succeeding the date of such notice.

Section 2.09        Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, the applicable Withholding Agent shall be entitled to make such deduction or withholding, and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.09(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Laws, or at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnification. The Borrower shall and does hereby indemnify each Recipient, and shall make payment in respect thereof within fifteen (15) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.09, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)          Status of the Lender; Tax Documentation.

(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.09(e)(ii)(A), 2.09(e)(ii)(B) and 2.09(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing;

(A)         if the Lender is a U.S. Person, it shall deliver to the Borrower (and from time to time thereafter upon the reasonable request of the Borrower or Lender), executed copies of IRS Form W-9 (or any successor forms) certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)          if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower and Lender (in such number of copies as shall be requested by the recipient) on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Lender), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W- 8BEN-E (or any successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed copies of IRS Form W-8ECI (or any successor forms);

(3)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN-E or W-8BEN (or any successor forms), as applicable; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or any successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Lender), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)         if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Lender at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Lender such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Lender as may be necessary for the Borrower and the Lender to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.09(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)    The Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.09 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Lender in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.09, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(f) shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)         Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.10        Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)          [reserved]; or

(b)         any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For the avoidance of doubt, this Section 2.10 shall not apply with respect to Taxes.

Section 2.11        [Reserved].

Section 2.12        Applicable Lending Office. The Lender may make, carry or transfer Loans at, to, or for the account of an Affiliate of the Lender, provided that the Lender shall not be entitled to receive any greater amount under Section 2.07 as a result of the transfer of any such Loan than the Lender would be entitled to immediately prior thereto absent a Change in Law unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 2.13        Mitigation Obligations.

(a)           Designation of a Different Lending Office. If the Lender requests compensation under Section 2.07(a) or (b), or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority pursuant to Section 2.09, or if the Lender gives a notice pursuant to Section 2.08(a), then, at the request of the Borrower, the Lender shall use reasonable efforts to designate a different Lender’s Lending Office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 2.07(a) or (b) or Section 2.09, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.08(a), as applicable; and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. In the event the Lender delivers notice of the occurrence and continuance of such illegality as set forth in Section 2.08(a), the Lender agrees to take commercially reasonable steps to attempt to remedy such illegality as set forth in Section 2.08(a) as promptly as practicable. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by the Lender in connection with any such designation or assignment.

Section 2.14        Extension of Stated Maturity Date. The Borrower shall have an option to extend the Stated Maturity Date then in effect for additional one (1) year terms, subject to satisfaction of the following conditions precedent:

(a)           The Lender has consented to such extension in its sole discretion;

(b)          on or prior to the effective date of such extension (an “Extension Date”), the Borrower shall have paid to Lender an extension fee in an amount equal to fifty basis points (0.50%) of the amount of the Commitment Amount in effect after giving effect to such extension, as prorated for the number of days of such extension;

(c)          as of the Stated Maturity Date then in effect, the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects with the same force and effect as if made on and as of such date (except for such representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects with the same force and effect as if made on and as of such earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(d)          no Default (including a Max LTV Breach) or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with Section 2.14(e) or on the Stated Maturity Date then in effect;

(e)          Borrowers shall have delivered an Extension Request to Lender not less than ninety (90) days (or such shorter time as the Lender may agree in its sole discretion) prior to the Stated Maturity Date then in effect.

Article 3

CONDITIONS TO LOANS

Section 3.01        Closing Conditions. The occurrence of the Closing Date shall be subject to satisfaction of the following conditions:

(a)          Certain Documents. The Lender shall have received the documents listed in Schedule 3.01, executed by the parties thereto, all of which shall be in form and substance reasonably satisfactory to the Lender.

(b)         Know-Your-Customer Related Information. The Lender shall have received all information it may reasonably deem necessary or appropriate to comply with applicable know-your-customer requirements (including the Beneficial Ownership Regulation, if applicable), Anti-Money Laundering Laws, which shall include, for the avoidance of doubt duly executed IRS Form W-9 and, with regard to the Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(c)         Absence of Litigation Events. There has not been issued any injunction, order or decree that prohibits or limits any of the transactions contemplated by the Loan Documents and there shall not be any action, suit, proceeding or investigation pending or, to the knowledge of the Borrower (or its Managing Entity), currently threatened against the Borrower (or its Managing Entity), the Lender or any Portfolio Company that (i) draws into question the validity, legality or enforceability of any Loan Document or the ability of any such Person to consummate the transactions contemplated thereby or (ii) could reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect.

(d)         No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2024.

(e)         Certificate of Responsible Officer of The Borrower. The Lender shall have received a certificate of a Responsible Officer of the Borrower, certifying as to the matters set forth in clauses (c) and (d) of this Section 3.01.

(f)         Opinions of Counsel. The Lender shall have received opinions of Maryland counsel to the Borrower, customary for transactions of this type.

(g)         ERISA Side Letter. The Lender has received a letter signed by one or more Responsible Officers of the Borrower in substantially the form attached hereto as Exhibit H.

(h)          Payment of Fees. The Borrower shall have paid (or substantially simultaneously with the funding of the initial Borrowing shall pay) to Lender all fees then due and payable, and to the extent invoiced at least one (1) Business Days prior to the Funding Date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable and documented fees and disbursements of Lender’s counsel, Cadwalader, Wickersham & Taft LLP.

Section 3.02        Funding Conditions. The making of the Loans on each Funding Date during the Commitment Period shall be subject to satisfaction of the following further conditions:

(a)         Representations and Warranties. All of the representations and warranties of the Borrower contained in Article 4 and in any other Loan Document shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects), in each case on and as of each Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b)          No Default, Max LTV Breach, or Event of Default. No Default (including a Max LTV Breach) or Event of Default shall exist or result from the making of such Loans;

(c)          Loan Notice. Lender shall have received a Loan Notice;

(d)         Evidence of Ownership of Portfolio Investments. Confirmation in form and substance reasonably satisfactory to the Lender as to the ownership by the Borrower (whether directly or indirectly as a result of such Borrower’s direct and indirect investment in one or more Eligible Intermediate Vehicles, if applicable) of each Eligible Investment included in the Borrowing Base as of such Funding Date (to the extent not previously provided);

Article 4

REPRESENTATIONS AND WARRANTIES

The Borrower, as to itself, and any Intermediate Vehicle (if applicable), hereby severally represents and warrants to the Lender as follows:

Section 4.01        Organization, Powers and Good Standing. Each of the Borrower and each Intermediate Vehicle is a limited partnership, exempted limited partnership, limited liability company, exempted company or corporation (as applicable) duly organized, incorporated, registered or formed, validly existing and in good standing under the laws of its jurisdiction of formation, incorporation or registration, which jurisdiction of the Borrower is the State of Maryland and each of the Borrower and each Intermediate Vehicle has all requisite organizational power and authority and the legal right (i) to own and operate its properties, to carry on its business as heretofore conducted and as proposed to be conducted, in each case, except as could not reasonably be expected to have a Material Adverse Effect and (ii) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Each of the Borrower and each Intermediate Vehicle possesses all Governmental Approvals, in full force and effect, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted and proposed to be conducted, and is not in material violation thereof, in each case, except as could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and each Intermediate Vehicle is duly qualified to do business and is in good standing in each jurisdiction where it is organized incorporated, registered, formed or doing business, except any jurisdictions where any failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.02        Authorization, Binding Effect, No Conflict, Etc.

(a)          Authorization, Binding Effect, Etc. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party have been duly authorized by all necessary partnership, limited partnership, exempted limited partnership, limited liability company, corporate or other action on the part of the Borrower. Each such Loan Document has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject only to Liens permitted pursuant to Section 8.01) on all rights, title and interest of the Borrower in the Collateral described therein. Except for filings completed on or prior to the Closing Date or as contemplated hereby or in the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

(b)          No Conflict. The execution, delivery and performance by the Borrower, each Affiliated Intermediate Vehicle and, to Borrower’s knowledge, each other Intermediate Vehicle, as applicable, of each Loan Document to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of its Constituent Documents, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Contractual Obligation of the Borrower or each Intermediate Vehicle, as applicable, or violate any Applicable Law binding on the Borrower or any Intermediate Vehicle, except where such violation, conflict, breach, or default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon any asset constituting Collateral of the Borrower, or any income or profits therefrom, except for Liens permitted pursuant to Section 8.01.

(c)          Governmental Approvals; Other Consents. Except for filings and recordings in connection with the perfection of Liens created by the Collateral Documents, no Governmental Approval or approval, consent, exemption, authorization or other action by, or notice to or filing with any other Person is necessary or required in connection with the execution, delivery and performance by the Borrower, each Affiliated Intermediate Vehicle or, to Borrower’s knowledge, any other Intermediate Vehicle, as applicable, of any Loan Document to which it is party or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof, except where the failure to obtain such Governmental Approval, or to obtain such approval, consent, exemption, authorization or other action by or from, or give notice to or make a filing with, such other Person, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.03        No Material Adverse Effect; No Default. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.04        [Reserved].

Section 4.05        Litigation. There are no non-frivolous actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or adversely affecting (a) the Borrower, any Intermediate Vehicle, any Portfolio Company or any of their respective properties or (b) the Collateral, in each case, before any Governmental Authority and for which: (x)  that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y)  the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby is drawn into question in any manner.

Section 4.06        Agreements; Applicable Law. None of the Borrower, any Affiliated Intermediate Vehicle or, to Borrower’s knowledge, any other Intermediate Vehicle, as applicable, is in violation of any Applicable Law (including the Investment Company Act), or in default under its Constituent Documents or any of its Contractual Obligations, except where such violation or default could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No such violation or default has occurred and is continuing or would result, in each case under the terms of the Constituent Documents of the Borrower, any Affiliated Intermediate Vehicle or, to Borrower’s knowledge, any other Intermediate Vehicle, as applicable, from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.07        Taxes. All federal and state income tax returns and all other material tax returns required to be filed by the Borrower, any Affiliated Intermediate Vehicle and, to Borrower’s knowledge, any other Intermediate Vehicle have been filed and all material Taxes due pursuant to such returns have been paid, except (a) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has not been asserted or proposed to be asserted any Tax deficiency against the Borrower or any Intermediate Vehicle (except deficiencies that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) that is not reserved against on the financial books of the Borrower in accordance with GAAP.

Section 4.08        Governmental Regulation; Investment Company Act. The Borrower has the following status: (i) it qualifies as a Regulated Investment Company, (ii) it is duly registered as an investment company under the Investment Company Act, (iii) it is a “closed-end company” within the meaning of Section 5 of the Investment Company Act, (iv) it has not elected to be treated as a “business development company” under the Investment Company Act, and (v) to its knowledge, it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” or an “affiliated person” of an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of, the Lender.

Section 4.09        Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The proceeds of the Loans will not be used for the purpose of buying or carrying Margin Stock and the Loans will not be secured directly or indirectly by Margin Stock.

Section 4.10        Disclosure. (a)  The information in each document, certificate or written statement furnished to the Lender by or on behalf of the Borrower, with respect to the business, assets, results of operation or financial condition (other than (i) estimates, forecasts, projections and other forward looking information (collectively, “Projections”) and (ii) general industry information) of the Borrower, any Affiliated Intermediate Vehicle or, to Borrower’s knowledge, any other Intermediate Vehicle for use in connection with the transactions contemplated by this Agreement at the time of delivery thereof, was, taken as a whole, true and correct (other than any Projections) in all material respects and did not omit any material fact necessary in order to make the statements made not materially misleading, in light of the circumstances under which they were made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates or statements.

(b)        The Projections that have been made available to the Lender by the Borrower in connection with the transactions contemplated by this Agreement have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time prepared and at the time the related Projections are so furnished to the Lender, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

Section 4.11        No Debt or Liens. Neither the Borrower, any Affiliated Intermediate Vehicle nor, to Borrower’s knowledge, any other Intermediate Vehicle has any Debt except as permitted under Section 8.02, and none of the assets of the Borrower, any Affiliated Intermediate Vehicle or, to Borrower’s knowledge, any other Intermediate Vehicle is subject to any Lien except as permitted under Section 8.01.

Section 4.12        [Reserved].

Section 4.13        Subsidiaries.

(a)          Each Intermediate Vehicle (if any) is set forth on the Borrowing Base Certificate delivered by the Borrower on the Closing Date. The Borrower does not have any Subsidiaries or own any Equity Interests in any other Person except for the Intermediate Vehicles (if any).

(b)          The Borrower shall provide the Lender with an updated Borrowing Base Certificate from time to time to reflect any new Intermediate Vehicle acquired by the Borrower and the updated Borrower’s Proportionate Shares with respect to the Intermediate Vehicles (if any) and the Portfolio Investments held thereby (for the avoidance of doubt, subject in all instances to the restrictions set forth in Sections 8.03, 8.04, 8.05, 8.06, and 8.07), and in connection therewith, the representations in Section 4.13(a) with respect to Borrower’s Proportionate Shares with respect to the Intermediate Vehicles shall be deemed repeated with respect to then existing Intermediate Vehicles on the date of delivery of such updated Borrowing Base Certificate.

Section 4.14        Portfolio.

(a)        The Portfolio Investments are set forth on the Borrowing Base Certificate delivered by the Borrower on the Closing Date. As of the Closing Date, the type of each Portfolio Investment, the Portfolio Company to which such Portfolio Investment relates, the Managing Entity of each Portfolio Company, the Borrower’s Proportionate Share of the Fair Market Value and the Borrower or Intermediate Vehicle that is the owner of such Portfolio Investment (all such information collectively, the “Section 4.14(a) Information”), in each case, as of the relevant date noted on such Borrowing Base Certificate for each Portfolio Investment are set forth on such Borrowing Base Certificate. As of the Closing Date, no Portfolio Investment is held in a securities account.

(b)         The Borrower shall provide the Lender with an updated Borrowing Base Certificate from time to time to reflect any new Portfolio Investment acquired by the Borrower or an Intermediate Vehicle (for the avoidance of doubt, subject in all instances to the restrictions set forth in Sections 8.03, 8.04, 8.05, 8.06, and 8.07) and in connection therewith, the representations in Section 4.14(a) shall be deemed repeated with respect to then existing Portfolio Investments on the date of delivery of such updated Borrowing Base Certificate.

Section 4.15        Solvency. The Borrower (together with its Subsidiaries) is, on a consolidated basis, Solvent.

Section 4.16        ERISA. The following representations shall be repeated on each day during the term of this Agreement:

(a)          No Employee Plans or Multiemployer Plans. Neither the Borrower, any Affiliated Intermediate Vehicle, to Borrower’s knowledge, any other Intermediate Vehicle (if applicable), nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to (or in the preceding six years has sponsored, maintained, contributed to or had any obligation to contribute to), or has any liability (contingent or otherwise) with respect to, any Employee Plan or Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has any present intention to do so.

(b)         No Plan Assets. Neither the Borrower, any Affiliated Intermediate Vehicle nor, to Borrower’s knowledge, any other Intermediate Vehicle (if applicable) is or will be (i) an “employee benefit plan” as defined in and subject to Title I ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any Similar Law or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under the Plan Asset Regulation or for purposes of any Similar Law.

Section 4.17        Sanctions.

(a)         None of the Borrower, any Person directly or indirectly controlling the Borrower, any Person directly or indirectly controlled by the Borrower, and to the Borrower’s knowledge no Related Party of any of the foregoing (i) is a Sanctioned Person, (ii) resides, is organized or chartered, or has a place of business in a country, territory or region that is, or whose government is, the subject of comprehensive Sanctions (as of the date of this Agreement, Crimea, the Donetsk People’s Republic, the Luhansk People’s Republic, Zaporizhzhia, Kherson, Cuba, Iran, North Korea, and Syria), or (iii) has taken any action, directly or indirectly, that would result in a violation by such Person of any Sanctions or to the Borrower’s knowledge is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. To the Borrower’s knowledge, none of its Investors is a Sanctioned Person.

(b)         The Borrower will not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target or subject of comprehensive Sanctions (as of the date of this Agreement, Crimea, the Donetsk People’s Republic, the Luhansk People’s Republic, Zaporizhzhia, Kherson, Cuba, Iran, North Korea, and Syria), or (ii) in any other manner that would result in a violation of comprehensive Sanctions (as of the date of this Agreement, Crimea, the Donetsk People’s Republic, the Luhansk People’s Republic, Zaporizhzhia, Kherson, Cuba, Iran, North Korea, and Syria) by any Person. The Borrower will not, directly or indirectly, use the proceeds of any Loan in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower (or its applicable controlling Person) shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify the Lender in writing not more than one (1) Business Day after becoming aware of any breach of Section 4.17 or Section 8.12.

Section 4.18        Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certifications provided under this Agreement is true and correct in all respects to the best knowledge of the applicable Responsible Officer.

Section 4.19        [Reserved].

Section 4.20        [Reserved].

Section 4.21        Coverage Limits under the Investment Company Act. The Borrower complies, including after giving effect to any proposed Borrowing hereunder, in all material respects with, applicable asset coverage and other leverage limits under the Investment Company Act.

Section 4.22        Burdensome Restrictions. Neither the Borrower, any Affiliated Intermediate Vehicle nor, to Borrower’s knowledge, any other Intermediate Vehicle is a party to any agreement or contract that contains a restriction, or is subject to any restriction contained in its Constituent Documents, which restricts its right, or the rights of the Borrower, to borrow, guaranty or repay the Loans hereunder.

Article 5

COLLATERAL MATTERS

Section 5.01        Collateral. To secure performance by the Borrower of the payment and performance of the Obligations, the Borrower shall grant to the Lender a perfected, first priority security interest and lien in and to all of the assets of the Borrower (together with all other “collateral” granted to Lender pursuant to the terms of any Collateral Document being, collectively, the “Collateral”), including the following: (a) 100% of the Equity Interests of the Borrower in the Portfolio Investments and Intermediate Vehicles (if any) directly owned by it, (b) the account of the Borrower held at the Account Bank and listed on Schedule 5.02 (the “Collateral Account”) and all assets held therein, and (c) all Proceeds in respect of such Portfolio Investments or investments in Intermediate Vehicles (if any).

Section 5.02        Accounts; Use of Accounts.

(a)         The Borrower shall not be permitted to make any withdrawal or wire transfer of funds from the Collateral Account without the prior written approval of the Lender (acting in its sole and absolute discretion).

(b)         With respect to the Collateral Account, the Borrower hereby irrevocably authorizes and directs the Lender to charge the Collateral Account on each Loan Maturity Date for any outstanding Principal Obligations that are due but have not been paid hereunder or under the Notes. The Lender shall give the Borrower prompt notice of any action taken pursuant to this Section 5.02(b), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrower with respect to such action.

(c)          All Collateral Accounts are set forth, and designated as such, on Schedule 5.02. The Borrower shall not open any additional accounts without (i) the prior consent of the Lender, (ii) promptly providing appropriate Collateral Documents and opinions of counsel to the Borrower, customary for transactions of this type in connection with such Collateral Account, as the Lender may request in its reasonable discretion and (iii) providing an updated Schedule 5.02 to the Lender relating thereto, in each case, which shall occur on or before the day such Collateral Account has been opened. For the avoidance of doubt, the Borrower shall not fund or permit the funding of any amounts into such account until such time as such Collateral Documents reasonably acceptable to the Lender have been fully executed and delivered to the Lender. In connection with any replacement of a Collateral Account, the Lender is hereby authorized to release the Liens on such replaced account upon the execution of Collateral Documents relating to such replacement account.

Section 5.03        Further Assurances. The Borrower shall promptly upon reasonable request of the Lender: (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower is or is to be a party.

Section 5.04        Subordination of Claims. As used herein, the term “Subordinated Claims” means, with respect to the Borrower and the Manager (and if any, investment manager, manager, general partner, alternative investment vehicles, parallel funds or blocker entities relating thereto), all debts and liabilities between the Borrower and such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Borrower (including, without limitation, by setoff pursuant to the terms of any applicable agreement). At any time that a mandatory prepayment pursuant to Section 2.05 is due and payable or during the existence and continuation of an Event of Default, the Borrower shall not pay any amount upon the Subordinated Claims.

Any liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment by Borrower of Subordinated Claims, shall be and remain subordinate in right of payment and of security to any liens, security interests, judgment liens, charges, or other encumbrances upon the Borrower’s assets securing the Borrower’s obligations and liabilities to the Lender pursuant to any of the Collateral Documents, regardless of whether such encumbrances in favor of the Borrower or the Lender presently exist or are hereafter created or attach. Without the prior written consent of the Lender, no such Person shall: (a) exercise or enforce any creditor’s or partnership right it may have against the Borrower; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower; or (c) exercise any rights or remedies against the Borrower under the Constituent Documents of such Person, provided that any action taken by the Lender in the Borrower’s name, or any action taken by the Borrower that is required under any Loan Document or to comply with any Loan Document, shall not be a violation of this Section 5.04.

Article 6

[Reserved]

Article 7

AFFIRMATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnification obligations) remain unpaid or have not been performed in full:

Section 7.01        Financial Statements and Other Reports. The Borrower shall promptly deliver, or cause to be delivered to the Lender:

(a)               within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, the audited consolidated financial statements of the Borrower in the form typically prepared, together with the unqualified opinion (other than qualification arising solely as a result of a pending maturity of this Facility, within the succeeding year) of a nationally recognized accounting firm, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the Borrower’s financial condition and results of operations;

(b)         within sixty (60) days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c)         together with the delivery of the financial information required pursuant to (a) and (b) above and together with the delivery of the Borrowing Base Certificate required with respect to each Fiscal Year end pursuant to (d) below, a certificate (“Compliance Certificate”) of a Responsible Officer of the Borrower substantially in the form of Exhibit E attached hereto: (i) stating whether, to the knowledge of such officer (in such Responsible Officer’s capacity as Responsible Officer of the Borrower, and not in his or her individual capacity), a Default or an Event of Default has occurred and is continuing and, if a Default or an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (ii) specifying any Material Investment Events or Adjustment Events that have occurred since the last Compliance Certificate; (iii) either including a certification that there have been no changes to the Section 4.14(a) Information, or providing updated Section 4.14(a) Information, and for the avoidance of doubt, subject in all instances to the restrictions set forth in Sections 8.03, 8.04, 8.05, 8.06, and 8.07; and (iv) stating that the representations and warranties of the Borrower contained in Article 4 and any other Loan Document are true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects), in each case on and as of the date of such Compliance Certificate, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(d)         (i) with each Loan Notice, (ii) as the Lender may reasonably request in connection with any report provided by a Third Party Valuation Agent as contemplated by Section 11.01, (iii) as the Lender may reasonably request in connection with any Write-Down Valuation, and (iv) if a Default (including a Max LTV Breach) or Event of Default shall have occurred and be continuing, a certificate (“Borrowing Base Certificate”) of a Responsible Officer of the Borrower: (A) setting forth in reasonable detail a calculation of the Borrowing Base and the Loan to Value Ratio (as of the end of the relevant preceding calendar month (as reflected in the Borrower’s internal systems and records on the Business Day one or two days prior to the date such certificate is delivered) and adjusting for any Distributions, Dispositions or realizations in respect of Portfolio Investments); (B) stating whether the Borrower is in compliance with each of the mandatory prepayment provisions set forth in Section 2.05 hereof (and including any calculations relating to the Loan to Value Ratio and receipt of Proceeds for such quarter necessary to establish compliance therewith); and (C) detailing any Dispositions, Distributions and realizations in respect of Portfolio Investments since the last Borrowing Base Certificate;

(e)          promptly following the date on which the same are made available to the Borrower, copies of any material information or reports furnished to the Borrower in respect of any Portfolio Investment, including (x) valuation reports and other reports providing for calculation of the “net asset value” or (y) other valuations, to the extent that any such reports, information or documents could reasonably be expected to be material to the Lender; provided that nothing in this Section 7.01(e) shall require the Borrower to deliver any materials subject to attorney client or similar privilege or containing any trade secrets with respect to the Portfolio Investments; and

(f)            promptly after their delivery to the Investors generally, copies of all other material financial statements, Investor reports, notices certificates, and other documents at any time or from time to time furnished to the Investors generally by the Borrower or the Manager on behalf of the Borrower.

The Borrower shall not be required pursuant to this Section 7.01 to deliver or otherwise provide any information to Lender to the extent such information is readily available in printable form through the U.S. Securities and Exchange Commission’s EDGAR system or on any other website with respect to which the Borrower shall have provided prior written notice of the posting thereof to the Lender.

Section 7.02        Records and Inspection; Etc. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, maintain adequate books, records and accounts as may be required or necessary to permit the preparation of financial statements in accordance with sound business practices and GAAP.

Section 7.03        Information Rights.

(a)          The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, permit representatives of the Lender to discuss, after reasonable prior notice to the Borrower and the opportunity for Responsible Officers to be present, the business, operations, properties and financial and other condition of the Borrower and the Intermediate Vehicles with its independent certified public accountants, provided that, unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to conduct and reimburse the Lender for the reasonable and documented expenses of one such discussion per calendar year.

(b)         The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, permit the Lender and its representatives, to have full access to, and make abstracts from, its books and records (subject to any applicable confidentiality undertakings) after reasonable prior notice to the Borrower and the opportunity for senior officers to be present, provided that, unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to permit and reimburse the Lender for the reasonable and documented expenses of one such inspection per calendar year.

Section 7.04        Corporate Existence, Etc. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, at all times preserve and keep in full force and effect (a) its limited partnership, exempted limited partnership, limited liability company, exempted company or corporate existence (as applicable) and (b) except as could not reasonably be expected to have a Material Adverse Effect, all material rights, franchises and other Governmental Approvals.

Section 7.05       Payment of Taxes. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, timely file or cause to be filed all federal income and other material Tax returns and reports required to be filed by it, and will pay and discharge all material Taxes imposed upon it (or required to be paid by it with respect to any consolidated, combined or unitary group of which it is a part) or any of its properties or in respect of any of its franchises, business, income or property before any penalty shall be incurred with respect to such Taxes unless (a) any failure to so pay or discharge any such Taxes could not reasonably be expected to have a Material Adverse Effect, or (b) the validity or amount thereof is being contested in good faith and by appropriate proceedings and applicable reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

Section 7.06        Conduct of Business. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, engage only in the businesses in which the Borrower and the Intermediate Vehicles are engaged on the Closing Date, and businesses reasonably related or ancillary thereto. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, conduct its business (a) in compliance in all material respects with all Applicable Law, except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect and (b) in compliance with all of its respective Contractual Obligations, except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 7.07        Compliance with Law. The Borrower shall, shall cause each Affiliated Intermediate Vehicle to, and shall use commercially reasonable efforts to cause each other Intermediate Vehicle to, comply with all Applicable Laws (including the Investment Company Act) to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 7.08        [Reserved].

Section 7.09        Plan Assets. If the Borrower shall have one or more “benefit plan investors” within the meaning of the Plan Asset Regulation (each, a “Benefit Plan Investor”), the Borrower agrees to use commercially reasonable efforts to (i) prevent the assets of the Borrower being deemed Plan Assets of any such Benefit Plan Investor and (ii) promptly provide notice to the Lender in writing if the Borrower has reason to believe that the assets of the Borrower constitute Plan Assets of any Benefit Plan Investor.

Section 7.10        Notices. The Borrower shall promptly (but in any event within five (5) Business Days) notify the Lender in writing upon the Borrower becoming aware:

(a)          (i) of the existence of any condition or event which constitutes a Default or Event of Default, (ii) of any notice from the owners of the Borrower or any Intermediate Vehicle (if applicable) that its owners intend to seek the removal of its Managing Entity or Manager (or otherwise cause a Change of Control), whether pursuant to the Constituent Documents of the Borrower, the Constituent Documents of any Intermediate Vehicle or otherwise and the Borrower shall promptly provide all information relating to such removal of a Managing Entity or Manager or Change of Control as the Lender reasonably deem necessary or appropriate to comply with applicable know-your-customer requirements, Sanctions and Anti-Money Laundering Laws, (iii) of any Material Investment Event or any Adjustment Event and (iv) of any Intermediate Vehicle MAE Event;

(b)         of (i) any material breach or non-performance by the Borrower under any Contractual Obligation of such Person; (ii) any material litigation or proceedings affecting the Borrower, or affecting the Collateral; or (iii) the occurrence of any matter or event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the acquisition by the Borrower of any Margin Stock that is pledged to the Lender, in which case the Borrower shall deliver a Form FR U-1 to the Lender (it being understood and agreed that thereafter the Borrower will also, from time to time, upon reasonable request of the Lender, provide an updated Form FR U-1 (or its equivalent));

(d)          upon the Borrower becoming aware that the Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act);

(e)         of any material change in accounting policies or financial reporting practices by the Borrower or any of the Intermediate Vehicles, other than a change implemented to comply with GAAP; and

(f)          of any Portfolio Investment that has previously been designated as an Eligible Investment no longer meeting any requirement specified in the definition thereof.

Each notice pursuant to this Section 7.10 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what actions the Borrower has taken and proposes to take with respect thereto.

Section 7.11        Valuation. The Borrower shall conduct periodic internal valuation reviews of the Portfolio Investments consistent with its Valuation Policy (such valuations, the “Internal Valuation”). The Borrower shall, from time to time, using customary accounting standards consistent with its past practice, write-down the value of each applicable Portfolio Investment on the books of the Borrower in a manner consistent with the requirements set forth in the Valuation Policy (such value being referred to herein as a “Write-Down”). To the extent that any portion of a Portfolio Investment is subject to a Write-Down, the Borrower shall promptly notify the Lender of the same and shall provide to the Lender the value of such Portfolio Investment on the books of the Borrower (the “Write-Down Valuation”). To the extent of any discrepancy in the value of any Portfolio Investment between the most recent Internal Valuation or the Write-Down Valuation, the most recent valuation shall be used for purposes of calculating the Borrowing Base.

Section 7.12        Insurance. The Borrower will maintain or be covered by customary insurance as required by the Investment Company Act and the failure of which to maintain could reasonably be expected to have a Material Adverse Effect.

Section 7.13        Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Borrower and, to the Borrower’s knowledge, each of the Borrower’s Affiliates and each of their respective Related Parties, is in compliance in all material respects with any Anti-Corruption Laws and Anti-Money Laundering Law and shall (a) comply with all Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws, (b)  conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Corruptions Laws and Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor and the origin of the assets used by such Investor to purchase the property in question, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws (including the Beneficial Ownership Regulation), (c) ensure it does not use any of the Loan proceeds in violation of any Anti-Corruption Law or Anti-Money Laundering Law, and (d) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Law or Anti-Money Laundering Law. The Borrower will notify the Lender in writing not more than one (1) Business Day after becoming aware of any breach of this Section 7.13.

Section 7.14        Notice of Certain Changes to Beneficial Ownership Certification. If the Borrower is a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall promptly give notice to the Lender of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Article 8

NEGATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnification obligations) remain unpaid or have not been performed in full:

Section 8.01        Liens. The Borrower shall not, shall ensure that each of its Subsidiaries and Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles (if any) do not, directly or indirectly, create, incur, assume or permit to exist any Lien on any Portfolio Investment or any Proceeds in respect of a Portfolio Investment, whether now owned or hereafter acquired, except (collectively, the “Permitted Liens”):

(a)          Liens under the Loan Documents;

(b)         Liens for Taxes that are not material, or are not yet due or are being contested in good faith by appropriate proceedings that have the effect of preventing forfeiture or sale of the assets to which such Liens attach, and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP;

(c)          Liens in favor of a banking or other financial institution arising as a matter of Applicable Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions; and

(d)          such other Liens as may be permitted from time to time, with the written consent of the Lender pursuant to an amendment hereto.

Section 8.02        Debt. The Borrower shall not, shall not permit any of its Subsidiaries or Affiliated Intermediate Vehicles to, and shall use commercially reasonable efforts to not permit any of its other Intermediate Vehicles or the Portfolio Companies to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to, any Debt, except Permitted Debt.

Section 8.03        Distributions. The Borrower shall not declare or pay any dividends or make Distributions, including of distributions of any Proceeds, (a) except as permitted under its Constituent Documents and (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided that, the Borrower may make Required Distributions as permitted under its Constituent Documents so long as (x) all mandatory prepayments theretofore required to be paid pursuant to Section 2.05(b) have been paid and (y) no Cash Control Event has occurred and is continuing or would result from such Required Distributions.

Section 8.04        Investments. The Borrower shall not, shall ensure that each of its Subsidiaries and Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles do not, directly or indirectly, make any Investments except:

(a)          Investments in Portfolio Investments and Portfolio Companies;

(b)          Investments in cash and cash equivalents; and

(c)          any other Investment(s) permitted pursuant to the Constituent Documents of the Borrower and in compliance with the Investment Company Act.

Section 8.05        Dispositions. The Borrower shall not, shall ensure that each of its Subsidiaries and Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles do not, directly or indirectly (including by a sale or transfer of interests in any Intermediate Vehicle), make or enter into any agreement to make any Disposition of any Portfolio Investment, permit any Portfolio Company or any Subsidiary thereof, directly or indirectly, to make any Disposition of any material asset, or consent to any Portfolio Company or any Subsidiary thereof, directly or indirectly, making any Disposition of a material asset, in each case except for:

(a)          Dispositions in arm’s-length-transactions for not less than one hundred percent (100%) Cash (other than rollover Equity Interests, working capital adjustments, earnouts and similar customary forms of deferred consideration); provided that to the extent any Disposition permitted above would trigger a mandatory prepayment pursuant to Section 2.05(b), such Disposition (or consent thereto) may not occur unless the Net Investment Proceeds of such Dispositions will be at least equal to the amount of such mandatory prepayment, and are in fact applied in satisfaction thereof; and

(b)         Dispositions, the consummation of which are conditioned upon the repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments or which will otherwise produce sufficient Net Investment Proceeds that the application of such Net Investment Proceeds pursuant to Section 2.05(b) would repay in full the Obligations and such Net Investment Proceeds are in fact applied in satisfaction thereof;

provided; that, in each case, the Borrower or Intermediate Vehicle, as applicable, has provided not less than ten (10) Business Days’ prior written notice of any such Disposition (including any sale or transfer of interest in any Intermediate Vehicle) to the Lender.

Section 8.06        Restriction on Fundamental Changes. The Borrower shall not, shall ensure that each of its Subsidiaries and Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles do not: (a) enter into any merger, consolidation, reorganization or recapitalization, liquidate, wind up or dissolve or sell, lease, transfer or otherwise Dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired except as permitted pursuant to Section 8.05 above; or (b) reclassify its Equity Interests or create any new series of Equity Interests (by series designation or otherwise) on or after the Closing Date, unless (x) such reclassification or creation could not reasonably be expected to materially and adversely affect the Lender’s interest hereunder and such reclassified or created Equity Interests are pledged to the Lender to secure the Obligations or (y) the Lender has provided prior written consent related thereto. The Borrower shall not, shall ensure that each of its Subsidiaries and Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles does not, change its name, jurisdiction of formation, location of its principal office, chief executive office or principal place of business without providing not less ten (10) Business Days (or such lesser period as the Lender may agree) prior written notice to the Lender and after complying with all applicable further assurances obligations set forth herein and in the other Loan Documents with respect thereto; provided, that the Borrower shall not, and shall not permit any Intermediate Vehicle to, change its jurisdiction of formation to a jurisdiction other than a State of the United States.

Section 8.07        Transactions with Affiliates. The Borrower shall not, shall not permit any of its Subsidiaries or Affiliated Intermediate Vehicles to, and shall use commercially reasonable efforts to not permit any of its other Intermediate Vehicles or any Portfolio Company (or any Subsidiary thereof) to, directly or indirectly, enter into any transaction with any Affiliate of the Borrower or the Manager other than the Loan Documents and, to the extent not otherwise prohibited by any Loan Document and permitted by the Constituent Document for the Borrower or Intermediate Vehicles and the Investment Company Act, as applicable, (a) any such transaction that is in the ordinary course of business of the Borrower or Intermediate Vehicle (as applicable) and that is on fair and reasonable terms no less favorable to the Borrower or Intermediate Vehicle (as applicable) than those terms that might be obtained at such time in a comparable arm’s length transaction with a Person who is not an Affiliate or, if such transaction is not one that by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith; and (b) the Investment Advisory Agreements, together with amendments, modifications and replacements thereof that are not materially adverse to the interests of the Lender.

Section 8.08        Constituent Document Amendments. (a)  The Borrower shall notify the Lender of any proposed amendment, change, modification or supplement to the Constituent Documents of the Borrower or, if known by the Borrower, any Intermediate Vehicle (if any) prior to the Borrower or such Intermediate Vehicle enacting such proposed amendment, as applicable. Any amendment, change, modification or supplement to the Constituent Documents of the Borrower or an Intermediate Vehicle (whether by way of merger, consolidation, reorganization, recapitalization or otherwise) that adversely affects the rights of Lender or the Collateral (each, a “Material Amendment”) will, if deemed to be a Material Amendment by Lender, require the consent of the Lender. The Lender shall notify the Borrower within ten (10) Business Days of confirmed receipt by the Lender of notice of any proposed amendment, whether the Lender deems a proposed amendment to be a Material Amendment.

Section 8.09        Accounting Principles. The Borrower shall not make any change in the accounting principles underlying the financial statements described in Section 7.01 except for changes mandated by GAAP, without the prior written consent of the Lender (which consent shall not be unreasonably withheld).

Section 8.10        Subsidiaries. The Borrower shall not, shall ensure that each of its Affiliated Intermediate Vehicles do not, and use commercially reasonable efforts to ensure that each of its other Intermediate Vehicles (if any) do not, create or suffer to exist any Subsidiary thereof (other than the Portfolio Companies), in each case, without the prior written consent of the Lender.

Section 8.11        Limitation on Managing Entities. No Managing Entity of the Borrower shall create or suffer to exist any Lien (other than Permitted Liens) upon its Equity Interest in the Borrower or Intermediate Vehicle (if any).

Section 8.12        Sanctions-Related Negative Covenants. For so long as any amounts remain outstanding under this Agreement, none of the Borrower, any Person directly or indirectly controlling the Borrower, and any Person directly or indirectly controlled by the Borrower, and to the Borrower’s knowledge no Related Party of any of the foregoing, in each case directly or indirectly, will lend, contribute or otherwise make available the proceeds of any Loan, directly or indirectly to any Person (i) to fund any activities or business of or with any Sanctioned Person, (ii) in any other manner that would be prohibited by Sanctions or would otherwise cause any party to this Agreement to be in breach of Sanctions.

Article 9

EVENTS OF DEFAULT

Section 9.01        Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

(a)          Failure to Make Payments. The Borrower (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment pursuant to Section 2.05(b), or otherwise) any principal of the Loans, or (ii) shall fail to pay any interest or other amounts payable under the Loan Documents within three (3) Business Days of the date when due under the Loan Documents;

(b)          Breach of Certain Covenants. The Borrower, shall fail to perform, comply with or observe any agreement, covenant or obligation under Sections 2.02, 5.02, 7.04 or Article 8, solely to the extent such provisions apply to such Person;

(c)         Breach of Covenants in this Agreement. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of this Agreement (other than those provisions referred to elsewhere in this Section 9.01), solely to the extent such provisions apply to such Person, and such failure shall not have been remedied within ten (10) Business Days of the earlier of (i) receipt of notice from the Lender or (ii) having knowledge of such failure;

(d)          Defaults Under Other Loan Documents. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of any Loan Document to which it is a party (other than this Agreement), and such failure shall not have been remedied within ten (10) Business Days after the earlier of (i) receipt of notice from the Lender or (ii) having knowledge of such failure;

(e)           Breach of Warranty. Any representation and warranty or certification made or furnished by the Borrower under any Loan Document shall prove to have been false or incorrect in any material respect when made (or deemed made) and the same continues unremedied for a period of ten (10) Business Days after the earlier of (i) receipt of notice from the Lender or (ii) having knowledge of such failure;

(f)           Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrower an involuntary case seeking the liquidation or reorganization of such entity under any Debtor Relief Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers of the Borrower or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) the Borrower consents to the institution of such involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed for a period of thirty (30) days; or (iv) an order for relief shall have been issued or entered therein;

(g)         Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower shall institute a voluntary case seeking liquidation or reorganization under any Debtor Relief Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers of it or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due; or the partner, management committee, board of directors (or any similar governing body) of the Borrower adopts any resolution or otherwise authorizes action to approve any of the foregoing;

(h)          Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect for any reason, or any Lien in favor of the Lender thereunder shall fail to have the priority required thereunder, except upon a release or termination of such Loan Document or Lien pursuant to the terms thereof or as a result of acts or omissions of the Lender, provided that, for the avoidance of doubt, this Section 9.01(h) shall not limit the obligations of the Borrower or the rights of the Lender pursuant to Section 5.03;

(i)           Judgments and Attachments. The Borrower shall suffer (A) any money judgments, fines, writs or warrants of attachment or similar processes that, individually or in the aggregate, involve an amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage or a third party indemnity from an indemnitor reasonably acceptable to the Lender) or (B) any final non-monetary judgment or decree (including a judgment for injunctive relief) that could reasonably be expected to have a Material Adverse Effect, and, in any such case, such judgments, fines, writs, warrants, decrees or other orders shall continue unsatisfied and unstayed for a period of thirty (30) days;

(j)           Investment Company. The Borrower shall fail (x) to maintain its qualification as a “Regulated Investment Company” (as defined in Section 851 of the Code), (y) to be registered as a closed-end management investment company under the Investment Company Act or (z) to comply with any applicable coverage ratio requirements under the Investment Company Act;

(k)        Change of Control. A Change of Control shall occur;

(l)        Cross-Default. The occurrence of any of the following with respect to the Borrower: (i) a default, event of default, termination event or other similar condition or event (however described) in respect of such parties under one or more agreements or instruments relating to any Debt (individually or collectively) in an aggregate principal amount of not less than the Threshold Amount which has resulted in such Debt becoming due and payable under such agreements or instruments before it would otherwise have been due and payable or (ii) a default by the Borrower in making one or more payments under one or more agreements or instruments relating to any Debt on the due date thereof in an aggregate principal amount of not less than the Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(m)         Regulatory Event. Any Governmental Authority or self-regulatory organization commences a formal action, formal investigation, suit or other formal proceeding against the Borrower (or any Subsidiary thereof), its Managing Entity, the Manager, investment manager, or any senior employee thereof involving allegations of fraud, breach of law or regulation or similar misconduct, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(n)          Auditor Event. The making of any going concern or other material qualification in any audit or review opinion with respect to the Borrower; or

(o)          Affiliated Person. The Lender shall become an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, or an “affiliated person” or an “affiliated person” of an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of, the Borrower.

Section 9.02        Remedies.

(a)            If an Event of Default occurs under Section 9.01(f) or 9.01(g), the obligations of the Lender to make any Loan hereunder shall cease, and the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

(b)            If an Event of Default occurs, other than under Sections 9.01(f) or 9.01(g), and is continuing, the Lender may by written notice to the Borrower, declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

(c)           If any Event of Default occurs and is continuing, the Lender may pursue and enforce any of the Lender’s rights and remedies under the Loan Documents, or otherwise provided under any Applicable Law or agreement, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

(d)           If an Event of Default occurs and is continuing, the Borrower shall (unless waived by the Lender) be required to apply 100% of any Proceeds received by the Borrower in respect of Portfolio Investments to repay the Loans until the Loans are repaid in full.

Section 9.03        Application of Proceeds. If the unpaid principal amount of the Loans and all other Obligations have become due and payable following an Event of Default, and such acceleration and its consequences have not been rescinded and annulled, any funds collected by Lender or the Lender hereunder or pursuant to any other Loan Document shall be applied by the Lender in the following order:

First, to pay all costs and expenses of the Lender;

Second, to pay all accrued and unpaid interest and fees on the Loans;

Third, to pay all unpaid principal of the Loans;

Fourth, to pay, on a pari passu basis, any other outstanding Obligations (other than principal of and interest on the Loans and including, for the avoidance of doubt, the payment of interest on any Obligations (other than principal and interest) due and owing to the Lender under any Loan Document);

Fifth, to pay the remainder, if any, to the Borrower or to any other Person legally entitled thereto.

Article 10

[RESERVED]

Article 11

MISCELLANEOUS

Section 11.01    Lender Requested Appraisal.

(a)       The Borrower and the Lender agree that the Lender shall have the right (which may be exercised upon the occurrence of an Adjustment Event, during the continuance of an Event of Default and otherwise not more than once in any calendar year for each Portfolio Investment) to request an independent valuation for any Portfolio Investment from a Third Party Valuation Agent (which, for the avoidance of doubt, may also be directly engaged by the Lender on the Borrower’s behalf) from time to time at the expense of the Lender. The Lender shall use commercially reasonable efforts to cause such report to be provided within thirty days of any such request.

(b)       If the Lender has engaged a Third Party Valuation Agent who has provided an estimated Fair Market Value (the “New Valuation”) which is less than the Borrower’s Internal Valuation and the Lender, acting reasonably, has determined that such New Valuation shall be used as the Fair Market Value, the Borrower may, within 45 days after such New Valuation is provided (during which period the New Valuation will apply), dispute such New Valuation by engaging, at the Borrower’s own expense, an independent valuation for such Portfolio Investment from a Third Party Valuation Agent (a “Dispute Valuation”). In the event such Dispute Valuation is higher than the New Valuation, the Dispute Valuation will be used for all purposes as the Fair Market Value hereunder until another Internal Valuation or Dispute Valuation becomes available; provided that in no event will the Fair Market Value exceed the valuation reported by the Borrower.

Section 11.02    Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay: (i) all reasonable and documented third party out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of external counsel for the Lender), in connection with the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable and documented third party expenses incurred by the Lender (including the fees, charges and disbursements of any counsel, appraisers or consultants for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.02; or (B) in connection with the Loans made hereunder, including all such documented third party out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceeding.

(b)          Indemnification by Borrower. The Borrower shall indemnify the Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses (including the reasonably documented fees, charges and disbursements of any external counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower directly arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any other matter relating to the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) the Collateral or other documents related thereto or amendments or modifications thereof, any matters contemplated therein or breach thereof; (iii) any Loan or the use or proposed use of the proceeds; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its controlled Related Parties, (ii)  resulted from grossly negligent breach or breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document or (iii)  resulted from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Lender in its capacity as such). Without limiting the provisions of Section 2.09, this Section 11.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. from any non-Tax claim.

(c)          [Reserved].

(d)         Waiver of Consequential Damages, Etc. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such party. No Indemnitee shall be liable for any special, indirect, consequential or punitive damages related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith.

(e)           Payments. All amounts due under this Section 11.02 shall be payable not later than ten (10) Business Days after demand therefor.

Section 11.03    Waivers; Amendments in Writing. Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Lender and the Borrower.

Section 11.04    Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.05    Notices, Etc. All notices and other communications under this Agreement shall be in writing and shall be personally delivered or sent by prepaid courier, by overnight, registered or certified mail (postage prepaid), by electronic mail, facsimile or by telecopy, and shall be effective and be deemed to have been received (i) if delivered by hand or courier, upon delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by registered or certified mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile or telecopy, upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by electronic mail, upon the date such electronic mail is sent. Unless otherwise specified in a notice sent or delivered in accordance with this Section 11.05, all notices and other communications shall be given to the parties hereto at their respective addresses (or to their respective facsimile numbers, telecopier numbers or electronic mail addresses) indicated in Schedule 1.01 (in the case of the Lender) or Schedule 11.05 (in the case of the Borrower). The parties hereto may update their respective notices addresses indicated on Schedule 1.01 or 11.05, as applicable, by written notice to the Lender.

Section 11.06    Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except: (i) by way of assignment in accordance with the provisions of clause (b) of this Section 11.06; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 11.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 11.06 (and any other attempted or purported sale, assignment, transfer or delegation by any party hereto shall be null and void).

(b)          Assignments by the Lender. The Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement and any other Loan Document (including all or a portion of its Commitment and the Loans at the time owing to it) with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be (A) required in the case of an assignment by the Lender to an Affiliate of the Lender or (B) otherwise unreasonably withheld or delayed); provided that any such assignment shall be subject to the following additional conditions:

(i)      Assignment and Assumption Agreement. The parties to each assignment (but not the Borrower) shall execute and deliver to the Lender an Assignment and Assumption Agreement, together with the Lender’s customary processing and recordation fee; provided, however, that the Lender may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee shall deliver to the Lender an administrative questionnaire.

(ii)       No Assignment to Certain Persons. No such assignment shall be made: (A) to the Borrower or any Affiliate or Subsidiary of the Borrower; or (B)  to a natural person.

(c)         Effect of Assignment. Subject to acceptance and recording thereof by the Lender pursuant to clause (d) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption Agreement, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 2.07, 2.09, 2.10 and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection (c) shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d)           Register. The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Lender’s Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e)           Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, the Borrower, or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09(e) (it being understood that the documentation required under Section 2.09(e) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.07 or 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were the Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Lender (in its capacity as Lender) shall have no responsibility for maintaining a Participant Register.

(f)           Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(g)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.07    Confidentiality. The Lender and the Borrower will maintain all information regarding the existence or terms of this Agreement (provided that the Borrower may disclose the aggregate amount of loans and commitments under this Agreement and such other information as may be approved by the Lender from time to time in its reasonable discretion) and, with respect to the Lender, any confidential information that it may receive from the Borrower pursuant to this Agreement confidential, and shall not disclose such information to third parties (other than any party to a Loan Document) without the prior consent of the applicable party, except for disclosure: (a) to its to Affiliates, directors, officers, employees, accountants, attorneys and other third-party service providers who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this Section 11.07; (b) to regulatory officials having jurisdiction over such party; (c) required by Applicable Law or in connection with any legal proceeding; and (d) subject to an agreement containing provisions substantially the same as those in this Section, by the Lender, to another Person in connection with (i) a potential assignment or participation under Section 11.06, (ii) any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any exercise of remedies by the Lender (including an actual or potential sale of Collateral or Portfolio Investments) following the occurrence and during the continuance of an Event of Default. The Borrower acknowledges and agrees that the Lender is an affiliate within a corporate group (each, a “Bank Group”) which is a global provider of banking, financial, advisory, investment and funds management services, and that nothing contained in this Section 11.07 shall in any way inhibit, restrict or otherwise limit the business and other activities of the Lender or the Bank Groups except to the extent provided in this Section 11.07. Notwithstanding anything in this Section 11.07 to the contrary, this Section 11.07 shall not be applicable to any personnel of either the Lender or the related Bank Groups who have not reviewed the confidential information or otherwise been informed of the contents thereof by those who have reviewed it, and (b) to the extent that any information that might otherwise be subject to this provision is obtained by the Lender or the related Bank Groups in any context other than in connection with this Agreement and without breach of this Section 11.07, this Section 11.07 shall not bind any personnel of either the Lender or the related Bank Groups who have reviewed such information or been informed of the contents thereof solely in such other context and not in connection with this Agreement or in breach of this Section 11.07.

Section 11.08    Governing Law. THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.09    Choice of Forum; Consent to Service of Process.

(a)          Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Agreement shall be tried and litigated in state or Federal courts located in the Borough of Manhattan, New York City, State of New York. THE BORROWER AND THE LENDER WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(b)          Nothing contained in this Section shall preclude the Lender from bringing any action or proceeding against the Borrower arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.

(c)         THE BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.10    Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly of any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.11    [Reserved].

Section 11.12    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 11.13    Survival of Agreements, Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the closing and the extensions of credit hereunder and shall continue until payment and performance of any and all Obligations. Any investigation at any time made by or on behalf of the Lender shall not diminish the right of the Lender to rely thereon. Without limitation, the agreements and obligations of the Borrower contained in Sections 2.07, 2.09, 2.10 and 11.02 shall survive the payment in full of all other Obligations.

Section 11.14    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Faxed, emailed .pdf or otherwise electronically submitted signatures to this Agreement shall be binding for all purposes.

Section 11.15    Complete Agreement; Third Party Beneficiaries. This Agreement, together with the other Loan Documents, is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. There are no third party beneficiaries of this Agreement.

Section 11.16    No Fiduciary Duties or Partnership; Limitation of Liability, Etc.

(a)           The relationship between the Borrower, on the one hand and the Lender, on the other hand, is solely that of debtor and creditor, and the Lender does not have any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and Lender to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement or any other Loan Document between the Borrower and the Lender.

(b)          No claim shall be made by the Borrower against the Lender or the Affiliates, directors, officers, employees or agents of the Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

(c)          All attorneys, accountants, appraisers and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Borrower or any of its shareholders or Affiliates or any other Person.

Section 11.17    WAIVER OF TRIAL BY JURY. THE BORROWER AND THE LENDER EACH WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

Section 11.18    [Reserved].

Section 11.19    Maximum Interest. Regardless of any provision contained in any of the Loan Documents, the Lender shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that the Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Borrower and the Lender shall, to the maximum extent permitted under Applicable Law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Lender shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, the Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used in this Section 11.19, the term “applicable law” shall mean the law in effect as of the Closing Date; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

Section 11.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to promptly return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 11.21    Customer Identification Notice. The Lender hereby notifies the Borrower that U.S. law requires the Lender to obtain, verify and record information that identifies the Borrower (and in certain circumstances the beneficial owners thereof), which information includes the name and address of the Borrower (and, if applicable, beneficial owner) and other information that will allow the Lender to identify the Borrower (and, if applicable, beneficial owner).

Section 11.22    Payments Set Aside. To the extent that the Borrower makes a payment to the Lender, the Lender exercises its right of setoff provided hereunder or the Lender receives payment as proceeds of Collateral or otherwise, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid, in whole or in part, to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect, together with all Collateral security therefor, as if such payment had not been made or such setoff had not occurred. If prior to any such invalidation, declaration, setting aside or requirement, this Agreement shall have been canceled or surrendered, this Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, discharge or otherwise affect the obligations of the Borrower in respect of the amount of the affected payment.

Section 11.23    Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

BORROWER:

POWERLAW CORP.

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	President

[Signature Page to Credit Agreement]

Acknowledged and agreed to with respect to Section 5.04 only:

MANAGER:

AKKADIAN CEF MANAGER, LLC

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	Managing Director

[Signature Page to Credit Agreement]

LENDER:

STIFEL BANK, the Lender

By:	/s/ Luke Jones
	Name:	Luke Jones
	Title:	Assistant Vice President

[Signature Page to Credit Agreement]

Schedule 1.01

Lender’s Lending Office; Lender Commitments; Lending Offices

LENDER COMMITMENT

Name	Commitment
STIFEL BANK	$20,000,000
TOTAL:	$20,000,000

LENDER’S LENDING OFFICE

STIFEL BANK

All notices to:

Stifel Bank

as the Lender

501 North Broadway

St. Louis, Missouri 63102

Attn: Managing Director

Email: fundbanking@stifelbank.com; loanservices@stifelbank.com

and

Stifel Bank

501 North Broadway

St. Louis, Missouri 63102

Attn: General Counsel

Email: StifelBankLegal@stifel.com

Schedule 1.01 – Page 1

Schedule 3.01

Certain Closing Documents for Closing Date

This Agreement, executed by the Borrower, the Manager and the Lender;

Note, executed by the Borrower, if requested by the Lender;

Pledge Agreement, executed by the Borrower and the Lender;

Account Control Agreement for the Collateral Account, executed by the Borrower, the Lender and the Account Bank;

Closing Certificate for the Borrower and, including its Constituent Documents, investment advisory agreement with Manager, certificate of good standing, resolutions, and incumbencies with respect thereto;

Searches of Uniform Commercial Code Filings (or their equivalent), litigation proceedings and bankruptcy proceedings in the jurisdiction of formation of the Borrower and each Eligible Investment and/or where a filing has been or would need to be made in order to perfect the Lender’s first priority security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens on the Collateral exist, or, if necessary, copies of proper financing statements, if any, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

UCC financing statements reasonably satisfactory to the Lender with respect to the Collateral to be filed on the Closing Date.

Schedule 3.01

Schedule 5.02

Collateral Accounts

Collateral Account:

U.S. Bank National Association deposit account No.

Schedule 5.02

Schedule 11.05

Borrower Information for Notices

If to Borrower:

PowerLaw Corp.

6635 S. Dayton St Ste 310

Greenwood Village CO 80111

Attn: Peter Smith

Email:

Schedule 11.05